SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EIGER BIOPHARMACEUTICALS, INC.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 12, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, June 12, 2018 at 9:30 a.m. local time at 2155 Park Blvd., Palo Alto, CA 94306 for the following purposes:

1.	To elect our two nominees for director named herein to serve as Class III directors to hold office until the 2021 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

3.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 23, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held

on

Tuesday, June 12, 2018 at 9:30 a.m. local time at 2155 Park Blvd., Palo Alto, CA 94306.

The proxy statement and annual report to stockholders

are available electronically at www.proxyvote.com.

By Order of the Board of Directors

Secretary

Palo Alto, California

April 26, 2018

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning the enclosed proxy as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

EIGER BIOPHARMACEUTICALS, INC.

2155 PARK BLVD.

PALO ALTO, CA 94306

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In this proxy statement, “we”, “us”, “our” and “Eiger” refer to Eiger Biopharmaceuticals, Inc.

We intend to mail the Notice on or about April 26, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after May 7, 2018.

How do I attend the annual meeting?

The meeting will be held on June 12, 2018 at 9:30 a.m. local time at 2155 Park Blvd., Palo Alto, CA 94306. Information on how to vote in person at the annual meeting is below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 23, 2018 will be entitled to vote at the annual meeting. On this record date, there were 10,540,121 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 23, 2018 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 23, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class III directors to hold office until the 2021 Annual Meeting of Stockholders; and

•	Ratification of selection by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request and that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 11, 2018 to be counted.

•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on June 11, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received Notice containing voting instructions from that organization rather than from Eiger. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 23, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection by the Audit Committee of the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one set of Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to Eiger’s Secretary at 2155 Park Blvd., Palo Alto, California 94306.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2018, to Eiger’s Secretary at 2155 Park Blvd., Palo Alto, California 94306. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than February 12, 2019, and no later than March 14, 2019; provided, however, that if our 2018 annual meeting of stockholders is held before May 13, 2019, or after July 12, 2019, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	No effect	None

2	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not applicable(1)

(1)	This proposal is considered to be a “routine” matter under NASDAQ rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NASDAQ rules to vote your shares on this proposal.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “For” the election of both nominees for director in Proposal 1 and “For” the ratification of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 10,540,121 shares outstanding and entitled to vote. Thus, the holders of 5,270,061 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.proxyvote.com.

Why do you discuss both Celladon Corporation and Eiger BioPharmaceuticals, Inc. in this Proxy Statement?

On March 22, 2016, Celladon Corporation (“Celladon”), completed a business combination with privately-held Eiger BioPharmaceuticals, Inc. (“Private Eiger”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015, by and among Celladon, Celladon Merger Sub, Inc. or Merger Sub, and Private Eiger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Private Eiger, with Private Eiger surviving as a wholly-owned subsidiary of Celladon (the “Merger”). Immediately following the Merger, Celladon changed its name to “Eiger BioPharmaceuticals, Inc.” In connection with the closing of the Merger, our common stock began trading on The NASDAQ Global Market under the ticker symbol “EIGR” on March 23, 2016.

The former executive officers and a majority of the Board of Directors of Celladon resigned concurrent with the closing of the Merger. In addition, in April 2016, we dismissed Celladon’s independent registered public accounting firm, Ernst & Young LLP, and appointed the independent registered public accounting firm of Private Eiger, KPMG LLP, as auditor of the combined company. Throughout this Proxy Statement we discuss both the former executive officers and members of the Board of Directors of Celladon and the current executive officers and members of the Board of Directors of Eiger BioPharmaceuticals, Inc., the combined company.

In connection with the Merger, the stockholders of Celladon approved a reverse stock split at a ratio of one new share for every fifteen shares then outstanding (the “Reverse Stock Split”). All share and per share amounts in this Proxy Statement reflect the Reverse Stock Split unless otherwise noted. On March 22, 2016, upon the completion of the Merger, the Company issued shares of its common stock to Private Eiger stockholders at an exchange rate of approximately 0.0875 shares of common stock, after taking into account the Reverse Stock Split, in exchange for each share of Private Eiger common stock outstanding prior to the Merger. Immediately following the Merger, the former Private Eiger stockholders, warrant holders and optionholders owned approximately 78% of the fully-diluted common stock of the Company, with the Celladon stockholders and optionholders immediately prior to the Merger owning approximately 22% of the fully-diluted common stock of the Company.

All references to “Eiger,” “we,” “us” or “our” in this Proxy Statement mean Eiger BioPharmaceuticals, Inc., the combined company.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified or, if sooner, until the director’s death, resignation or removal.

Our Board of Directors presently has six members. There are two directors in the class whose term of office expires in 2018: Thomas J. Dietz, Ph.D. and Eldon Mayer, each of whom is a nominee for director and currently a director of the Company. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of the nominees for reelection. Thomas J. Dietz, Ph.D. was elected to the Board prior to the completion of the Merger pursuant to the provisions of Private Eiger’s amended and restated certificate of incorporation and a voting agreement entered into by Private Eiger and certain of its stockholders prior to the completion of the Merger and that terminated prior to the completion of the Merger. Eldon Mayer was appointed to the Board in January of 2018, to serve as a Class III director. If elected at the annual meeting, each of the Class III nominees would serve until the 2021 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

It is the Company’s policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Two directors attended the 2017 annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Eiger. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of April 25, 2018 for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class
David A. Cory	54	Class I
David Apelian, M.D., Ph.D.	53	Class I
Thomas J. Dietz, Ph.D.	54	Class III
Jeffrey S. Glenn, M.D., Ph.D.	55	Class II
Evan Loh, M.D.	59	Class II
Eldon Mayer	56	Class III

NOMINEES FOR ELECTION TO CLASS III FOR A THREE-YEAR TERM EXPIRING AT THE 2021 ANNUAL MEETING

Thomas J. Dietz, Ph.D. Thomas Dietz served as a member of Private Eiger’s board of directors since his appointment in October 2015 until the completion of the Merger in March 2016. Since the completion of the

Merger, Dr. Dietz has served as Chairman of our Board. Dr. Dietz has more than 25 years of life-sciences industry experience. Dr. Dietz has served as Chairman and CEO of Waypoint Holdings, LLC, a financial services firm, since December 2010. Dr. Dietz was previously co-CEO and then CEO and a director of Pacific Growth Equities, LLC, an investment bank and institutional brokerage firm, from 2004 to January 2009, when the firm was acquired by Wedbush Securities, a financial services firm. Dr. Dietz subsequently served as head of the investment banking division at Wedbush until November 2010. Dr. Dietz joined Pacific Growth in 1993 and served in various roles, including senior roles in equities research and investment banking, prior to taking the CEO role there. Previously, Dr. Dietz was a member of the research faculty in the Department of Medicine, University of California, San Francisco and the VA Medical Center. Dr. Dietz holds a Ph.D. in molecular biology and biochemistry from Washington University in St. Louis and was a National Science Foundation Post-Doctoral Fellow. He also currently serves as Chairman of AgBiome, LLC, and is a board member of Paratek Pharmaceuticals, Inc, (NASDAQ: PRTK) and Leap Therapeutics, Inc, (NASDAQ: LPTX) in addition to several other private companies. We believe Dr. Dietz’s qualifications to sit on the board of directors include his medical and research background and extensive finance and executive experience in the financial services industry.

Eldon Mayer. Eldon Mayer was appointed as a member of the Board in January 2018. Mr. Mayer serves as Executive Vice President and Chief Commerical Officer of Rigel Pharmaceuticals, Inc. (NASDAQ: RIGL). Prior to joining Rigel Pharmaceuticals, Inc., Mr. Mayer successfully led the commercial strategy function at Questcor Pharmaceuticals, a specialty biopharmaceutical company focused on serious, ultra-rare diseases. Mr. Mayer also serves as a member of the Board of Directors for Promet Therapeutics LLC and the National Community Oncology Dispensing Association. Mr. Mayer holds a BS in Finance from Fairleigh Dickinson University and an MBA in Marketing from Syracuse University. We believe Mr. Mayer’s qualifications to sit on the board of directors include his senior management experience in the biopharmaceutical industry.

CLASS II DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2020 ANNUAL MEETING

Jeffrey S. Glenn, M.D., Ph.D. Jeffrey Glenn served as a member of Private Eiger’s board of directors since his appointment in 2008 until the completion of the Merger in March 2016. Since the completion of the Merger, Dr. Glenn has served on our Board. Dr. Glenn has been an Associate Professor of Medicine, Division of Gastroenterology & Hepatology, and Microbiology & Immunology at Stanford University School of Medicine since 2000, and the Director of the Center for Hepatitis and Liver Tissue Engineering since 2006. Dr. Glenn is also the scientific founder of Eiger. Dr. Glenn earned an A.B. in biochemistry and French civilization form University of California, Berkeley and both a M.D. and Ph.D. in biochemistry from University of California, San Francisco. He also completed an internal medicine residency and a gastroenterology fellowship at Stanford University Medical Center. We believe Dr. Glenn’s qualifications to sit on the board of directors include his medical and research background.

Evan Loh, M.D. Evan Loh has served as a member of our Board since September 2017. Dr. Loh has served as Chief Operating Officer of Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK) since January 2017 and as a member of its board of directors and as its President and Chief Medical Officer since October 2014. Dr. Loh was appointed President of Paratek Pharmaceuticals, Inc. (prior to its merger with Transcept Pharmaceuticals, Inc.) in June 2014 and Chief Medical Officer in June 2012 and was the Chairman of the Board of Directors of Paratek Pharmaceuticals, Inc. (prior to its merger with Transcept Pharmaceuticals, Inc.) from June 2012 to June 2014. From October 2009 to January 2012, Dr. Loh served as Senior Vice President, Development and Strategic Operations, Worldwide Research and Development, at Pfizer Inc. From January 2007 to October 2009, Dr. Loh was Vice President, Clinical Research & Development at Wyeth. He is the 2006 recipient of the Heroes of Chemistry Award from the American Chemical Society for his leadership role at Wyeth in the clinical development of Tygacil. He currently serves as a member of the board of directors of Nivalis Therapeutics, Inc. and as Vice-Chair of the Antimicrobials Working Group, an industry leading organization of biotech companies focused on antimicrobial development. Dr. Loh has served as a faculty member at both Harvard Medical School and the University of Pennsylvania School of Medicine. Dr. Loh received his A.B. from Harvard College and his

M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women’s Hospital. We believe Dr. Loh’s qualifications to sit on the board of directors include his experience in senior executive management roles with large, international biopharmaceutical companies.

CLASS I DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

David A. Cory, R.Ph.D. David Cory served as the President and Chief Executive Officer and a member of the Board of Directors of Private Eiger since 2009 until the completion of the Merger in March 2016. Since the completion of the Merger, Mr. Cory has served as our President and Chief Executive Officer and a member of our Board. Previously, Mr. Cory was Chief Executive Officer of DiObex from 2007 to 2008 and President and Chief Operating Officer at Prestwick Pharmaceuticals from 2004 to 2006. Mr. Cory was Co-Founder and Acting Chief Commercial Officer at CoTherix in 2003 and Senior Vice President of Sales and Marketing at InterMune from 2000 to 2003. Previously, Mr. Cory held positions of increasing responsibility in Commercial Operations at Glaxo, Glaxo Wellcome, and Glaxo Smith Kline. Mr. Cory earned a B.S. in Pharmacy from the University of Cincinnati, College of Pharmacy and an M.B.A. from the University of Maryland University College. We believe Mr. Cory’s qualifications to sit on the board of directors include his extensive management and commercial experience in the biopharmaceutical industry.

David Apelian, M.D., Ph.D. David Apelian has served as a member of our Board since June 2017 and as our Chief Operating Officer and Executive Medical Officer since January 2018. Prior to joining Eiger, Dr. Apelian served as Executive Vice President and Chief Medical Officer of Achillion Pharmaceuticals, Inc., from May 2013 to December 2017. From 2005 to 2013, Dr. Apelian was Chief Medical Officer and subsequently head of R&D and Regulatory Affairs for GlobeImmune. He was previously at Bristol-Myers Squibb, where he served as Clinical Director and Medical Leader for development of Baraclude® (entecavir) for chronic HBV through NDA filing. Prior to that, Dr. Apelian was Clinical Director in the Department of Hepatology & Gastroenterology at Schering Plough, where he coordinated a supplemental NDA filing for interferon alpha-2b and ribavirin for the treatment of pediatric patients with chronic HCV. Dr. Apelian completed his residency training in pediatrics at New York Hospital, Cornell Medical Center. He received his Ph.D. in Biochemistry from Rutgers University and his M.D. from the University of Medicine and Dentistry of New Jersey. He also holds an M.B.A. from Quinnipiac University and B.A. in Biochemistry from Rutgers University. We believe Dr. Apelian’s qualifications to sit on the board of directors include his extensive experience in the clinical development and regulatory compliance.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that, other than Mr. Cory, by virtue of his position as President and Chief Executive Officer, and Dr. Apelian, by virtue of his position as Chief Operating Officer and Executive Medical Officer, each of the Company’s directors is independent within the meaning of the applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Dr. Dietz, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board. The Company believes that separation of the positions of the Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table provides membership and meeting information for fiscal 2017 for each Board committee.

Name	Audit	Compensation	Nominating and Corporate Governance
David A. Cory
David Apelian, M.D., Ph.D.(1)			X
Thomas Dietz, M.D., Ph.D.	X*	X	X
Evan Loh, M.D.(2)		X*	X
Jeffrey S. Glenn, M.D., Ph.D.	X	X
Eldon Mayer(2)	X		X*
Charles J. Bramlage(3)	X	X
Edgar G. Engleman, M.D.(4)			X
Nina Kjellson(5)		X	X
Total meetings in 2017	4	1	6

*	Committee Chairperson
(1)	As of January 22, 2018, Dr. Apelian no longer served on the Nominating and Corporate Governance Committee.
(2)	Dr. Loh and Mr. Mayer joined the committees listed above effective as of January 22, 2018.
(3)	Mr. Bramlage resigned from the Board and any committees thereof effective as of January 4, 2018.
(4)	Dr. Engleman resigned from the Board and any committees thereof effective as of September 14, 2017.
(5)	Ms. Kjellson resigned from the Board and any committees thereof effective as of June 13, 2017.

Below is a description of each standing committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors is composed of three directors: Dr. Dietz (Chair), Dr. Glenn and Mr. Mayer. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Board of Directors has determined that each member of the Audit Committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

In addition, the Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Board of Directors has also determined that Dr. Dietz qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Dr. Dietz’s level of knowledge and experience based on a number of factors, including the scope of his experience and nature of his employment in the corporate finance sector.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The primary functions of the Audit Committee include:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•	reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•	reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight of any related-person transactions in accordance with our related-person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Thomas Dietz

Jeffrey Glenn

Eldon Mayer

Compensation Committee

The Compensation Committee is composed of three directors: Dr. Loh (Chair), Dr. Dietz and Mr. Glenn. The Compensation Committee met once during the fiscal year. The Board has adopted a written Compensation

Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

Our Board of Directors has determined that each member of the Compensation Committee is independent under NASDAQ listing standards and the rules and regulations of the SEC, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The functions of the Compensation Committee include:

•	determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board of Directors the compensation of our directors;

•	evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to our Board of Directors the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC;

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and

•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as often as its members deem necessary or appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence.

In January 2017, we retained Compensia, a national executive compensation consulting firm, because of its reputation and previous experience advising similarly situated companies. We requested that Compensia conduct a review of our compensation structure and policies and review our executive compensation structure. Compensia supported the Compensation Committee in the areas of executive and equity compensation, Board of Director compensation as well as an assessment of the Company’s various incentive plans, both cash and equity. Compensia also provides support in addressing executive new hires on a case-by-case basis.

The Compensation Committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards and establish new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, selecting or recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. Mayer (Chair), Dr. Dietz and Dr. Loh. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met six times during the fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which we expect will typically be recommended to the full board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306, Attn: Secretary, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. Submissions must include the name and address of the Company stockholder on whose behalf the submission is made; the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; the full name of the proposed candidate; a description of the proposed candidate’s business experience for at least the previous five years; complete biographical information for the proposed candidate; and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. The Nominating and Corporate Governance Committee may from time to time give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.

CODE OF ETHICS

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the Corporate Governance section of our website, which is located at http://ir.eigerbio.com/phoenix.zhtml?c=254349&p=irol-govhighlights. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP served as the independent registered public accounting firm of Private Eiger, the accounting acquirer in the Merger and has audited the Private Eiger’s financial statements beginning with the year ended December 31, 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain KPMG LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of KPMG LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Current Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for professional services rendered by KPMG LLP, the Company’s independent registered public accounting firm, in connection with the audits of our annual financial statements (including the financial statements of Private Eiger) for the years ended December 31, 2017 and 2016 and for other services rendered by KPMG LLP during those periods.

	Fiscal Year Ended
	December 31, 2017	December 31, 2016
Audit Fees(1)	$400,000	$548,000
Audit-related Fees(2)	163,600	88,700
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$563,600	$636,700

(1)	Audit Fees consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K filed with the SEC, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category.

On April 22, 2016, the Audit Committee approved the engagement of KPMG LLP as our independent registered public accounting firm. During the years ended December 31, 2014 and 2015, and the subsequent interim period through April 22, 2016, we did not, nor did anyone on our behalf, consult with KPMG LLP, regarding either (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that was an important factor considered in reaching a decision as to accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Regulation S-K 304(a)(1)(iv) and the related instructions to Regulation S-K 304, or a reportable event, as that term is defined in Regulation S-K 304(a)(1)(v).

We have furnished the foregoing disclosure to KPMG LLP.

Other Auditors

The following table presents the fees for professional services earned by Ernst & Young LLP, Celladon’s independent registered public accounting firm, for services rendered for the year ended December 31 2016:

December 31, 2016
Audit-related Fees(1)	$95,000
Total Fees	$95,000

(1)	Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category.

Ernst & Young LLP served as the independent registered public accounting firm for the audit of Celladon’s financial statements for the year ended December 31, 2015 through the closing of the Merger. On April 22, 2016, following the closing of the Merger, the Audit Committee approved the dismissal of Ernst & Young LLP.

The reports of Ernst & Young LLP on Celladon’s financial statements for the year ended December 31, 2015, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of Celladon’s financial statements for each of the year ended December 31, 2015, and the subsequent interim period through April 22, 2016, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) between Celladon and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreement in their reports. There were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K) during the fiscal year ended December 31, 2015, and the subsequent interim periods through April 22, 2016.

We have furnished the foregoing disclosure to Ernst & Young LLP.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 25, 2018. Biographical information with regard to Mr. Cory and Dr. Apelian is presented under “Proposal 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
David Cory, R.Ph.	54	President, Chief Executive Officer and Director
David Apelian, M.D., Ph.D.	53	Chief Operating Officer and Director
James Welch	60	Chief Financial Officer
Joanne Quan, M.D.	54	Chief Medical Officer
James Shaffer	51	Chief Business Officer

James Welch. James Welch served as the Chief Financial Officer of Private Eiger from August 2015 until the completion of the Merger in March 2016. Since the completion of the Merger, Mr. Welch has served as our Chief Financial Officer. Mr. Welch has over 20 years of experience as Chief Financial Officer at both public and private companies including at Virobay Inc. from 2014 to 2015, at AcelRx Pharmaceuticals, Inc. from 2010 to 2014, at Cerimon Pharmaceuticals, Inc. from 2006 to 2010, at Rigel Pharmaceuticals, Inc. from 1999 to 2006, and at Biocircuits Corporation from 1992 to 1998. Mr. Welch graduated from Whitworth College with a B.A. in Business Administration and from Washington State University with an M.B.A. in Finance.

Joanne Quan, M.D. Joanne Quan served as the Chief Medical Officer of Private Eiger from April 2015 until the completion of the Merger in March 2016. Since the completion of the Merger, Dr. Quan has served as our Chief Medical Officer. Prior to joining Private Eiger, Dr. Quan was Vice President, New Product Clinical Development at InterMune from 2014 to 2015. Previously, she was Vice President, Clinical Development at Arena Pharmaceuticals from 2012 to 2014. Prior to this, Dr. Quan held scientific, clinical and regulatory positions of increasing responsibility at BioMarin Pharmaceuticals from 2011 to 2012, Bayhill Therapeutics from 2008 to 2011, at Alza Corporation (Johnson and Johnson) from 2005 to 2008, at Genentech from 2000 to 2005, and at PathoGenesis Corporation from 1996 to 2000. Dr. Quan received a B.A. in Molecular Biology at the University of California, Berkeley and an M.D. at Stanford University School of Medicine. She completed a residency in Internal Medicine at Massachusetts General Hospital and a fellowship in Pulmonary and Critical Care Medicine at the University of Washington, Seattle.

James Shaffer. James Shaffer served as the Chief Business Officer of Private Eiger from September 2015 until the completion of the Merger in March 2016, having previously served as a consultant to Private Eiger from August 2014 through September 2015. Since the completion of the Merger, Mr. Shaffer has served as our Chief Business Officer. Prior to his time at Private Eiger, Mr. Shaffer was Vice President and Chief Commercial Officer at Halozyme Therapeutics from 2011 to 2014 and Executive Vice President and Chief Commercial Officer at Clinical Data Inc. from 2007 to 2011. Prior to those positions, Mr. Shaffer held a series of different sale and product related positions of increasing responsibility at multiple pharmaceutical companies. Mr. Shaffer earned a B.S. in Agriculture Economics and a M.B.A. from the Ohio State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2018 by: (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2018. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2017, is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on 10,536,121 shares of our common stock outstanding at March 31, 2018. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
InterWest Partners X, L.P.(2) 2710 Sand Hill Road, Second Floor Menlo Park, CA 94025	1,599,592	15.2%
Entities affiliated with Vivo Ventures Fund VI, L.P.(3) 505 Hamilton Avenue, Suite 207 Palo Alto, CA 94301	1,787,092	17.0%
Named Executive Officers and Directors:
David Cory(4)	333,432	3.1%
David Apelian, M.D., Ph.D.(5)	6,250	*
James Welch(6)	65,563	*
James Shaffer(7)	70,800	*
Evan Loh, M.D.(8)	3,125	*
Eldon Mayer(9)	1,388	*
Jeffrey Glenn, M.D., Ph.D.(10)	237,045	2.2%
Thomas Dietz, Ph.D(11)	57,166	*
Edgar Engleman, M.D.(12)	1,818,758	17.2%
Nina Kjellson(13)	—	*
Charles Bramlage(14)	—	*
All executive officers and directors as a group (9 persons)(15)	828,140	7.9%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and certain principal stockholders, Forms 4 and Schedules 13D and 13G filed with the SEC.
(2)

Represents 1,599,592 shares held by InterWest Partners X, L.P. InterWest Management Partners X, LLC has sole voting and investment control over the shares owned by InterWest X, L.P. The Managing Directors and Venture Members of InterWest Management Partners X, LLC have shared voting and investment control over the shares owned by InterWest Partners X, L.P. The managing directors of InterWest

Management Partners X, LLC are Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman and Arnold L. Oronsky and its venture members are Keval Desai and Khaled A. Nasr. Each of the foregoing individuals disclaims beneficial ownership of the shares owned by InterWest Partners X, L.P., except to the extent of their pro rata partnership interest therein. Nina Kjellson is a former member of our Board of Directors and a former managing director of InterWest Management Partners X, LLC.
(3)	Vivo Ventures Fund VI, L.P. directly holds 1,774,095 shares and Vivo Ventures VI Affiliates Fund, L.P. directly holds 12,996 shares. Vivo Ventures VI, LLC, the sole general partner of both Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P., has shared voting power and shared investment power over such securities, may be deemed to beneficially own such shares, and disclaims beneficial ownership of the shares except to the extent of its pecuniary interests therein. Dr. Engleman, a former member of our Board of Directors, is a managing partner at Vivo Ventures VI, LLC and the general partner of both Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. Dr. Engleman has shared voting or investment power over the shares held by Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. and disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.
(4)	Includes 62,838 shares owned directly by Mr. Cory and 240,244 shares that Mr. Cory has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options. Additionally includes 30,350 shares held by Eiccose, LLC. As sole managing member of Eiccose, LLC, Mr. Cory has voting and dispositive power over the shares held by Eiccose, LLC. The address for Eiccose, LLC is 1115 Lafayette Street, Santa Clara, CA 95050.
(5)	Includes 6,250 shares that Dr. Apelian has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(6)	Includes 7,801 shares owned directly by Mr. Welch and 57,762 shares that Mr. Welch has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(7)	Includes 14,041 shares owned directly by Mr. Shaffer and 56,759 shares that Mr. Shaffer has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(8)	Includes 3,125 shares that Dr. Loh has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(9)	Includes 1,388 shares that Mr. Mayer has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(10)	Includes 31,355 shares owned directly by Dr. Glenn, 460 shares owned by an immediate family member of Dr. Glenn, 54,166 shares that Dr. Glenn has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options and 151,064 shares held by Eiger Group International, Inc. Dr. Glenn is the Chief Executive Officer of Eiger Group International, Inc. Dr. Glenn has sole power to vote and sole power to dispose of shares directly owned by Eiger Group International, Inc. The address for Eiger Group International, Inc. is 2061 Webster Street, Palo Alto, CA 94301.
(11)	Includes 57,166 shares that Dr. Dietz has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options.
(12)	Includes 31,666 shares that Dr. Engleman has the right to acquire from the Company within 60 days of March 31, 2018 pursuant to the exercise of stock options. Additionally includes 1,774,096 shares held by Vivo Ventures Fund VI, L.P. and 12,996 shares held by Vivo Ventures VI Affiliates Fund, L.P. Dr. Engleman is a managing partner at Vivo Ventures VI, LLC, the general partner of both Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. Dr. Engleman has shared voting or investment power over the shares held by Vivo Ventures Fund VI, L.P. and Vivo Ventures VI Affiliates Fund, L.P. The address for Vivo Ventures VI, LLC is 505 Hamilton Avenue, Suite 207, Palo Alto, CA 94301. Dr. Engleman resigned from the Board and any committees thereof effective as of September 14, 2017.
(13)	Ms. Kjellson resigned from the Board and any committees thereof effective as of June 13, 2017.
(14)	Mr. Bramlage resigned from the Board and any committees thereof effective as of January 4, 2018.
(15)	Includes only current directors and executive officers serving in such capacity on the date of the table. Consists of the shares and stock options held by Mr. Cory, Dr. Apelian, Mr. Welch, Mr. Shaffer, Dr. Loh, Mr. Mayer, Dr. Glenn, and Dr. Dietz and shares and stock options held by current executive officers of Eiger not referenced in the table (Dr. Joanne Quan).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2017, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

EXECUTIVE COMPENSATION

The Company’s named executive officers for the year ended December 31, 2017, which consist of any person who served as Eiger’s principal executive officer during any part of 2017 and Eiger’s two other most highly compensated executive officers, are:

•	David A. Cory, Eiger’s President and Chief Executive Officer;

•	James Welch, Eiger’s Chief Financial Officer; and

•	James P. Shaffer, Eiger’s Chief Business Officer.

The following Summary Compensation Table and narrative disclosure sets forth information regarding the compensation of our named executive officers for the years ended December 31, 2017 and 2016.

Name and Principal Position(1)	Year	Salary ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David A. Cory(5)	2017	465,000	1,061,553	215,625	24,435	1,766,613
President and Chief Executive Officer	2016	431,250	3,080,638	131,300	20,949	3,664,137

James Welch(6)	2017	351,333	319,264	117,688	43,860	832,145
Chief Financial Officer	2016	336,250	620,143	51,700	36,160	1,044,253

James Shaffer(7)	2017	351,333	319,264	115,500	43,465	829,562
Chief Business Officer	2016	330,000	653,837	105,000	36,512	1,125,349

(1)	Each of David Cory, James Welch and James Shaffer commenced service with the Company on March 22, 2016 upon the closing of the Merger. Amounts disclosed for such officers includes amounts paid for service with Private Eiger in 2016.
(2)	In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the applicable year computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(3)	In addition to base salaries, the Company’s named executive officers are eligible to receive annual performance-based cash bonuses. For more information, see below under “Employment, Severance and Change in Control Agreements—Employment and Agreements with Current Named Executive Officers.”
(4)	Amount shown includes 401(k) matching contributions and reimbursements for healthcare. For more information, see below under “—Perquisites, Health, Welfare and Retirement Benefits.”
(5)	Mr. Cory was President and Chief Executive Officer of Private Eiger since 2009 and was appointed as President and Chief Executive Officer of Eiger on March 22, 2016 in connection with the Merger.
(6)	Mr. Welch was Chief Financial Officer of Private Eiger since August 2015 and was appointed as Chief Financial Officer of Eiger on March 22, 2016 in connection with the Merger.
(7)	Mr. Shaffer was Chief Business Officer of Private Eiger since September 2015 and was appointed as Chief Business Officer of Eiger on March 22, 2016 in connection with the Merger.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by the Company’s named executive officers as of December 31, 2017.

				Option Awards
Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
David A. Cory	09/24/2013	09/24/2013	(1)	17,504	0	$1.38	09/24/2023
	09/22/2015	09/22/2015	(2)	41,845	32,548	$2.06	09/22/2025
	03/23/2016	03/23/2016	(2)	120,310	141,127	$15.89	03/23/2026
	03/09/2017	03/09/2017	(1)	133,000	24,937	$11.75	03/09/2027

James Welch	09/22/2015	09/22/2015	(2)	17,140	12,244	$2.06	09/22/2025
	03/23/2016	03/23/2016	(2)	25,186	32,385	$15.89	03/23/2026
	03/09/2017	03/09/2017	(1)	7,500	32,500	$11.75	03/09/2027

James Shaffer	09/22/2015	09/01/2015	(2)	8,205	18,051	$2.06	09/22/2025
	03/23/2016	03/23/2016	(2)	0	60,699	$15.89	03/23/2026
	03/09/2017	03/09/2017	(1)	7,500	32,500	$11.75	03/09/2027

(1)	The option vests as to 1/48 of the shares in monthly installments measured from September 24, 2013.
(2)	Twenty-five percent of the shares subject to the option vest on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter.

Employment, Severance and Change in Control Agreements

Employment and Agreements with Current Named Executive Officers

We have employment agreements with each of our current named executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, annual performance bonus opportunity, initial equity grant amount and eligibility for employee benefits. The key terms of the offer letters are described below.

Private Eiger entered into an employment agreement with Mr. Cory in December 2008. The agreement is for an unspecified term and entitles Mr. Cory to an initial annual base salary of $320,000. Mr. Cory’s current annual base salary is 525,000. The agreement also provides that he will be eligible to receive a bonus of up to 30% of base salary based upon his performance and the attainment of company objectives. Pursuant to the terms of the agreement, Mr. Cory is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Private Eiger entered into an offer letter agreement with Mr. Welch in August 2015. The agreement is for an unspecified term and entitles Mr. Welch to an initial annual base salary of $325,000. Mr. Welch’s current annual base salary is $367,744. The agreement also provides that Mr. Welch will be eligible to receive a bonus of up to 35% of base salary based upon his performance and the attainment of company objectives. Pursuant to the terms of the agreement, Mr. Welch is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Private Eiger entered into an offer letter agreement with Mr. Shaffer in September 2015. The agreement is for an unspecified term and entitles Mr. Shaffer to an initial annual base salary of $300,000. Mr. Shaffer’s current annual base salary is $367,744. The agreement also provides that Mr. Shaffer will be eligible to receive a bonus of up to 35% of base salary based upon his performance and the attainment of company objectives. Pursuant to the terms of the agreement, Mr. Shaffer is subject to certain confidentiality obligations and is obligated to sign and comply with an agreement relating to proprietary information and inventions.

Potential Payments upon Termination of Employment or Change in Control with our Current Named Executive Officers

Pursuant to the terms of his employment agreement, upon termination of his employment without cause or upon a change in control of Eiger that requires a move of the company over 60 miles or results in a substantial reduction in his responsibilities or compensation, Mr. Cory receives 12 months of base salary and COBRA coverage, as well as accelerated vesting of his equity awards.

Pursuant to the terms of his offer letter agreement, upon a change in control of Eiger that requires a move of the company over 50 miles or results in a substantial reduction in her responsibilities or compensation, Mr. Welch receives 12 months of base salary, six months of COBRA coverage and the unvested portion of his equity awards will immediately vest in full.

Pursuant to the terms of his offer letter agreement, upon a change in control of Eiger that requires a move of the company over 50 miles or results in a substantial reduction in his responsibilities or compensation, Mr. Shaffer receives 12 months of base salary, six months of COBRA coverage and the unvested portion of his equity awards will immediately vest in full. Upon termination of his employment without cause, Mr. Shaffer receives six months of base salary and COBRA coverage, and 50% of the unvested portion of his equity awards will become vested.

Option Repricings

We did not engage in any repricings or other material modifications to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2017.

Perquisites, Health, Welfare and Retirement Benefits

Eiger’s named executive officers are eligible to participate in Eiger’s employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, long-term care benefits, and short- and long-term disability and life insurance, to the same extent as its other full-time employees, subject to the terms and eligibility requirements of those plans.

Eiger maintains a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions. Currently, Eiger makes matching contributions to the 401(k) plan in the amount of up to 4% of each eligible U.S. employee’s annual salary, subject to applicable annual Code limits. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be exempt under Section 501(a) of the Code. As a tax qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Although Eiger does not have a formal policy with respect to the grant of equity incentive awards to its executive officers or any formal equity ownership guidelines applicable to them, Eiger believes that equity grants provide its executives with a strong link to Eiger’s long-term performance, create an ownership culture and help to align the interests of Eiger’s executives and its stockholders. In addition, Eiger believes that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes executive officers to remain in Eiger’s employment during the vesting period. In 2017, Eiger granted Mr. Cory an option to purchase 133,000 shares of its common stock, Mr. Welch an option to purchase 40,000 shares of its common stock and Mr. Shaffer an option to purchase 40,000 shares of its common stock.

Nonqualified Deferred Compensation

None of Eiger’s named executive officers participated in or had account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by Eiger.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options(a)	Weighted-Average Exercise Price of Outstanding Options(b)	Number of Securities Remaining for Issuance under Equity Compensation Plans excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders(1)	1,467,051	$12.70	799,375
Equity compensation plans not approved by stockholders	—	—	—
Total	1,467,051	$12.70	799,375

(1)	Includes securities issuable under our 2009 Equity Incentive Plan (the “2009 Plan”), our Amended and Restated 2013 Equity Incentive Plan (the “2013 Plan”) and our 2013 Employee Stock Purchase Plan (the “ESPP”).

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2017 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Former Non-Employee Directors.
Charles Bramlage(2)	$57,407	$55,816	$113,223
Edgar Engleman, M.D.(3)	41,892	55,816	97,708
Nina Kjellson(4)	36,921	55,816	92,737

Current Non-Employee Directors.
David Apelian, M.D., Ph.D.(5)	11,898	181,868	193,766
Thomas Dietz, Ph.D.	87,528	55,816	143,344
Jeffrey Glenn, M.D., Ph.D.	59,280	55,816	115,096
Evan Loh, M.D.	1,775	191,325	193,100
Eldon Mayer(6)	—	—	—

(1)

Amounts listed represent the aggregate grant date fair value of option awards granted during 2017 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that may be realized by the non-employee director upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2017, no shares were outstanding under options to purchase our common stock held by our former non-employee directors Mr. Engleman and Ms. Kjellson. As of December 31, 2017, the aggregate number of shares outstanding under all options to purchase our common stock held by our then current non-employee directors were: Dr. Apelian: 25,000; Mr. Bramlage: 31,666; Dr. Dietz: 57,166; Dr. Glenn: 54,166; and Dr. Loh: 3,125.
(2)	Mr. Bramlage resigned from the Board of Directors effective as of January 4, 2018.
(3)	Mr. Engleman resigned from the Board of Directors effective as of June 13, 2017.
(4)	Ms. Kjellson resigned from the Board of Directors effective as of September 14, 2017.
(5)	Mr. Apelian was appointed Chief Operating Officer and Executive Medical Officer effective as of January 3, 2018.
(6)	Mr. Mayer was appointed to the Board of Directors effective as of January 5, 2018.

During 2017, the Company’s compensation policy for non-employee directors provided for the following:

•	an annual cash retainer of $40,000;

•	an additional annual cash retainer of $30,000 for service as chairman of the Company’s Board of Directors;

•	an additional annual cash retainer of $7,500, $5,000 and $3,750 for service on the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively;

•	an additional annual cash retainer of $15,000, $10,000 and $7,500 for service as chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively;

•	an automatic annual option grant to purchase 10,000 shares of the Company’s common stock for each non-employee director serving on the Board of Directors, in each case vesting monthly over the twelve-months from the date of grant, subject to the director’s continued service with the Company; and

•	upon first joining the Company’s Board of Directors, an automatic initial grant of an option to purchase 25,000 shares of the Company’s common stock that vests monthly over a three-year period following the grant date subject to the director’s continued service with the Company.

Each of the option grants described above vest and become exercisable subject to the director’s continuous service with the Company, provided that each option vests in full upon a change of control, as defined under the Company’s 2013 Plan. In addition, the post-termination exercise period for each of the option grants described above will be three years from the date of termination of service, if such termination of service is other than for cause subject to the ten-year term of each option. The options were granted under the Company’s 2013 Plan.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2016 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Eiger Bridge Financing

In November 2015, Private Eiger entered into a convertible note and warrant purchase agreement (the “Private Eiger Bridge Financing”), in which Private Eiger issued (i) convertible promissory notes (the “Private Eiger Bridge Notes”) for an aggregate principal amount of $6.0 million, and (ii) warrants exercisable for shares of Private Eiger’s equity securities at a purchase price of $0.01 per share. The Private Eiger Bridge Notes accrued interest at a rate of 6% per year and had a maturity date of March 31, 2016.

The following table summarizes the participation in the Private Eiger Bridge Financing by holders of more than 5% of Private Eiger’s capital stock and their affiliates.

Name	Aggregate Loan Amount
InterWest Partners X, L.P.	$2,000,000
Entities affiliated with Vivo Ventures Fund VI, L.P.	$2,000,000

Eiger Subscription Agreement

Certain holders of more than 5% of Private Eiger’s capital stock were parties to a Subscription Agreement, dated November 18, 2015, pursuant to which on March 22, 2016 such holders each purchased shares of Private Eiger common stock for an aggregate purchase price in excess of $120,000. The table below sets forth the number of shares of Private Eiger common stock that such 5% holders purchased and the aggregate purchase price for such shares.

Name of Purchaser	Aggregate Purchase Price	Number of Shares of Private Eiger Common Stock
InterWest Partners X, L.P.	$7,000,000	408,380
Entities Affiliated with Vivo Ventures Fund VI, L.P	$7,000,000	408,380

Eiccose Asset Purchase Agreement

In October 2015, Private Eiger entered into an Asset Purchase Agreement with Eiccose (the “Eiccose APA”). David Cory, the President, Chief Executive Officer and a director of the Company, is the sole managing member and significant equity interest holder of Eiccose.

Under the Eiccose APA, Private Eiger purchased all intellectual property rights with respect to ubenimex from Eiccose. Specifically, under the Eiccose APA, Eiccose assigned to Private Eiger the exclusive license agreement regarding ubenimex between Eiccose and Nippon Kayaku Co., Ltd., or the NK License. Private Eiger also purchased intellectual property rights related to Stanford Docket S11-438—Pulmonary Arterial Hypertension and Stanford Docket S14-323—Lymphedema, and Eiccose assigned to Private Eiger the exclusive license agreements between Eiccose and the Board of Trustees of Stanford regarding these two Stanford Dockets, or the Stanford Licenses.

Under the terms of the Eiccose APA, at the closing of the financing on March 22, 2016 pursuant to the Subscription Agreement referenced above, Private Eiger issued to Eiccose 96,300 fully vested shares of Private Eiger common stock. Under the terms of the Eiccose APA, the Company is further required to pay Eiccose milestone payments totaling up to $10.0 million after achievement of specified milestones. The Company is also required to pay Eiccose royalties at a rate in the low single digits based on the net sales of the first pharmaceutical product sold to an independent third party that contains or uses ubenimex.

Under the Eiccose APA, Private Eiger also paid to Eiccose a total of $119,673, representing reimbursement of certain specified expenses, including payments and accrued amounts owed under the Stanford Licenses for previously incurred patent expenses and costs related to the negotiation and assignment of the Stanford Licenses.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Eiger stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Eiger. Direct your written request to Eiger BioPharmaceuticals, Inc., James Welch, Chief Financial Officer, 2155 Park Blvd., Palo Alto, CA 94306 or contact Mr. Welch at 650-272-6138. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Secretary

April 26, 2018

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available on our website under the “Investors” section. Additionally, we will provide a copy of our Annual Report on Form 10-K without charge upon written request to: Corporate Secretary, Eiger BioPharmaceuticals, Inc., 2155 Park Blvd., Palo Alto, CA 94306.

EIGER BIOPHARMACEUTICALS, INC350 CAMBRIDGE AVENUE, SUITE 350PALO ALTO, CA 94306 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR both of the following nominees: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 Thomas J. Dietz, Ph.D 02 Eldon Mayer The Board of Directors recommends you vote FOR proposal 2: For Against Abstain2 To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. NOTE: To conduct any other business properly brought before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Signature (Joint Owners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy tatement is/are available at www.proxyvote.com EIGER BIOPHARMACEUTICALS, INC. Annual Meeting of Stockholders June 12, 2018 9:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint David A. Cory and James A. Welch, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of EIGER BIOPHARMACEUTICALS, INC., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:30 AM, PDT on June 12, 2018, at the Company’s offices located at 366 Cambridge Avenue, Palo Alto, CA, 94306 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.